Exhibit 10.1

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (this “Agreement”), dated as of July     , 2002 but effective as of January 1, 2002, among Universal City Development Partners, Ltd., a Florida limited partnership (the “Company”), Vivendi Universal Entertainment LLLP, a Delaware limited liability limited partnership (“Universal”), and Blackstone Management Partners L.P., a Delaware limited partnership (“Blackstone”).

WHEREAS, Blackstone, by and through itself, its affiliates and their respective officers, employees and representatives, has expertise in the areas of management, finance, strategy, investment, acquisitions and other matters relating to the business of the Company; and

WHEREAS, Universal, by and through itself, its affiliates and their respective officers, employees and representatives, has expertise in the areas of management, finance, strategy, investment, acquisitions and other matters relating to the business of the Company; and

WHEREAS, the Company desires to avail itself, for the term of this Agreement, of the expertise of Blackstone and Universal in the aforesaid areas and Blackstone and Universal wish to provide the services to the Company as herein set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereto agree as follows:

1. Appointment. The Company hereby appoints Blackstone and Universal to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement.

2. Services. Each of Blackstone and Universal hereby agree that during the term of this Agreement it shall render to the Company, by and through itself, its affiliates, and its respective officers, members, employees and representatives as each of Blackstone in its sole discretion on the one hand and Universal in its sole discretion on the other hand shall designate from time to time, advisory and consulting services in relation to the affairs of the Company in connection with ongoing strategic and operational oversight of the Company, including, without limitation, (i) advice in designing financing structures and advice regarding relationships with the Company’s lenders and bankers; (ii) advice regarding the structure and timing of public and private offerings of debt and equity securities of the Company; (iii) advice regarding property dispositions or acquisitions; and (iv) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company. It is expressly agreed that the services to be performed hereunder shall not include investment banking or other financial advisory services rendered by Universal, Blackstone or their respective affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company. Blackstone and Universal may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence in the sole discretion of the Company.

3. Fees. In consideration of the services contemplated by Section 2, for the term of this Agreement, the Company and its successors agrees to pay to each of Universal and Blackstone an annual advisory fee of $1,250,000 (the “Advisory Fee”) which will be paid annually on or about January 1. The Advisory Fee payable to Universal under this Agreement is supplemental to, and not in place or lieu of, the Special Fee (as defined in Section 20 of the Second Amended and Restated Limited Partnership Agreement of the Company) payable pursuant to Section 20 of the Second Amended and Restated Limited Partnership Agreement of the Company. The Special Fee shall, to the extent payable under said Section 20 of the Second Amended and Restated Limited Partnership Agreement of the Company, be fully paid before any payment of the Advisory Fee to Universal or Blackstone.

4. Indemnification. The Company will indemnify and hold harmless each of Universal, Blackstone, and their respective affiliates, partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the advisory and consulting services contemplated by this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto, provided that, subject to the following sentence, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment. Any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense, and in any action, claim, suit, investigation or proceeding in which both the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the reasonable expense of the Company and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that, would make such separate representation necessary. The Company agrees that it will not, without the prior written consent of the applicable Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Party and each other Indemnified Party from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding. Provided the Company is not in breach of its indemnification obligations hereunder, no Indemnified Party shall settle or compromise any claim subject to indemnification hereunder without the consent of the Company. The Company will not be liable under the foregoing indemnification provision with respect to any Indemnified Party, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Blackstone or Universal, as the case may be. If an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is judicially determined that the Liabilities in question resulted from the gross negligence or willful misconduct of Blackstone or Universal, as the case may be.

5. Accuracy of Information. The Company shall furnish or cause to be furnished to Blackstone and Universal such information as Blackstone and Universal believe appropriate to their respective assignment (all such information so furnished being the “Information”).

6. Term. The term of this agreement (the “Term”) shall be for a period of one year beginning from the date hereof. The Term shall be automatically extended for successive one-year periods unless Blackstone, Universal or the Company provides the other parties with written notice at least 60 days prior to any extension date that it desires to terminate the Agreement. The provisions of Sections 4, 8 and otherwise as the context so requires shall survive the termination of this Agreement.

7. Permissible Activities. Subject to applicable law, the terms of each of the Amended and Restated Limited Partnership Agreement of the Company, the Second Amended and Restated Agreement of General Partnership of Universal City Florida Holding Co. I, and the Second Amended and Restated Agreement of General Partnership of Universal City Florida Holding Co. II, nothing herein shall in any way preclude Universal, Blackstone, their respective affiliates or their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

8. Assignment. The rights granted to Universal and Blackstone shall not be transferred or assigned without the prior written consent of the Company, except that Universal and Blackstone may transfer or assign their respective rights under this Agreement to any of their respective affiliates.

9. Miscellaneous.

(a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party hereto from any such provision, shall be effective unless the same shall be in writing and signed by all of the parties hereto. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopier, Federal Express, or other overnight courier, addressed as follow or to such other address of which the parties may have given notice:

If to Blackstone:	Blackstone Management Partners L.P.
345 Park Avenue, 31st Floor
New York, New York 10154
Attention: Mr. Robert Barrack
Telecopy: (212) 583-5692

If to Universal:	Vivendi Universal Entertainment LLLP
100 Universal City Plaza, 1280/11
Universal City, California 91608
Attention: Vice President, Business and Legal Affairs, Universal Recreation Group
Telecopy: (818) 866-4545

If to the Company:	Universal City Development Partners, Ltd.
c/o Universal Orlando
1000 Universal Studios Plaza, B-5
Orlando, Florida 32819
Attention: Vice President, Legal Affairs
Telecopy: (407) 363-8219

Unless otherwise specified herein, such notices or other communications shall be deemed received (i) on the date delivered, if delivered personally or sent by telecopier, and (ii) one business day after being sent by Federal Express or other overnight courier.

(c) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement shall inure to the benefit of, and be binding upon, Universal, Blackstone, the Company and their respective successors and assigns. The provisions of Section 4 shall inure to the benefit of each Indemnified Party.

(e) This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(f) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

(g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first above written.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

By:	/s/ Michael J. Short
	Name:	Michael J. Short
	Title:	EVP & CFO

BLACKSTONE MANAGEMENT PARTNERS L.P.

By:	Blackstone Management Partners L.L.C.,
its General Partner

By:	/s/ Howard Lipson
Name:
Title:

VIVENDI UNIVERSAL ENTERTAINMENT LLLP

By:	/s/ Karen Randall
	Name:	Karen Randall
	Title:	Executive Vice President

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